EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To United Industrial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-57065, 333-110619, 333-85819, 33-53911, 333-19517, 333-59487, 333-30103, 333-120577) on Form S-8 and (No. 333-120402) on Form S-3 of United Industrial Corporation of our reports dated March 16, 2005, with respect to:

•                 the consolidated balance sheet of United Industrial Corporation as of December 31, 2004, and the related consolidated statement of operations, and cash flows for the year then ended,

•                 management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and

•                 the effectiveness of internal control over financial reporting as of December 31, 2004,

which reports appear in the December 31, 2004, annual report on Form 10-K of United Industrial Corporation.

/s/ KPMG LLP

McLean, Virginia
March 16, 2005